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                         CE SOFTWARE HOLDINGS, INC.
                          1801 Industrial Circle
                       West Des Moines, Iowa  50265

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD FEBRUARY 27, 1998


The Annual Meeting of the Stockholders of CE Software Holdings, Inc. (the "Company") will be held at the Des Moines Golf and Country Club, 1600 74TH Street, West Des Moines, Iowa 50265, on the 27th day of February, 1998, at 1:30 p.m. (CST) for the purpose of considering and acting upon the following:

1) To elect five directors to hold office for the ensuing year and until their successors are elected and qualified;

2) To approve the stock purchase agreement of restricted stock with an executive; and

3) To transact such other business as may properly come before the meeting or any adjournment.


The Company's Annual Report to Stockholders for the fiscal year ending September 30, 1997, the Proxy Statement, and the Proxy card are all included with this notice.

Only stockholders of record at the close of business on January 8, 1998, will be entitled to notice of and to vote at the meeting.

By order of the Board of Directors.

John S. Kirk, Secretary
West Des Moines, Iowa
January 14, 1998



You are cordially invited to come early so that you may meet informally with Management and the Board nominees. Please contact Mary Barry at (515) 221-1801 for directions and a map. The meeting area will be open from 1:00 p.m. until the meeting time of 1:30 p.m. Refreshments will be served before the meeting. A tour of the corporate offices will be available after the meeting.


                                IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN, DATE, AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IT IS IMPORTANT THAT THE PROXY BE RETURNED REGARDLESS OF THE NUMBER OF SHARES OWNED.

                         CE SOFTWARE HOLDINGS, INC.
                          1801 Industrial Circle
                       West Des Moines, Iowa  50265
                       ____________________________


           The approximate mailing date of this Proxy Statement is
                           January 14, 1998.

                       ____________________________


                           PROXY STATEMENT FOR
                     ANNUAL MEETING OF STOCKHOLDERS

                            February 27, 1998

                     ____________________________

The accompanying proxy is furnished by CE Software Holdings, Inc. (the "Company") in connection with the solicitation by the Board of Directors and may be revoked by the stockholder at any time before it is voted by giving written notice to the Secretary of the Company or by executing and delivering a proxy with a later date. The expense of this solicitation is to be borne by the Company, and the Company will reimburse persons holding stock in their name or in the names of their nominees for their expenses in sending proxies and proxy material to the principals.

Stockholders of record at the close of business on January 8, 1998, will be entitled to vote at the meeting. At that date, the outstanding voting securities of the Company consisted of 1,095,900 shares of $.10 par value common stock ("Common Stock"). Each share of Common Stock is entitled to one vote on each matter submitted at the meeting. The Common Stock will vote together on all matters contained in this Proxy Statement as one class. A majority of the outstanding shares will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum. Directors will be elected by a plurality of the votes cast by the holders of shares entitled to vote at the Annual Meeting, provided a quorum is present. All other corporate action by vote of the stockholders shall be authorized by a majority of the votes cast by the holders of shares entitled to vote on such matters at the Annual Meeting, provided a quorum is present. Abstentions are counted in tabulations of the votes cast on proposals presented to the stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. Cumulative voting is not allowed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 31, 1997, the number and percentages of outstanding shares of the Company's Common Stock beneficially owned by each current director (all of whom are nominated for re-election) and by all directors and current officers as a group and by any individuals known to be the beneficial owner of more than five percent of the Company's outstanding stock.

                                     No. of Shares
Name of Beneficial Owner          Beneficially Owned (2)     Percent of Class
Directors:
    Richard A. Skeie (1)               134,806                     12.2%
    John S. Kirk (1)                    73,020                      6.6%
    Christian F Gurney                  22,180                      2.0%
    Sheldon T. Fleck                    24,899                      2.3%
    David J. Lundquist                   5,399                      0.5%

All Directors & Executive
    Officers as a Group
    (6 persons)                        261,324                     23.6%

Others with More Than 5%
    Ownership:
    Don Brown (1)                      149,020                     13.5%

1) The address of Mr. Skeie, Mr. Brown, and Mr. Kirk is c/o CE Software Holdings, Inc., P.O. Box 65580, West Des Moines, IA 50265.
2) Includes an aggregate of 9,658 shares, underlying stock options, exercisable within 60 days, from the date of this table (12/31/97). These options are held as follows: Mr. Gurney, 1,360; Mr. Fleck, 4,899; and Mr. Lundquist, 3,399. See "Stock Option Plans" for further information concerning outstanding options.

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from October 1, 1996, through September 30, 1997, all filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with, except for the following. A report reflecting the purchase of 20,500 shares and the grant of 25,000 options in July 1997, from Christian F. Gurney, Vice President and Director of the Company, and President of CE Software, Inc., was inadvertently filed late.


NOMINEES FOR ELECTION AS DIRECTORS

All directors are elected for a one-year term and hold office until the next annual meeting of the stockholders and the election and qualification of their successors. The officers of the Company are elected at the Board's first meeting following the annual meeting of the stockholders. Officers hold office until their successors are chosen and qualified or until their deaths, resignations, or removal.

The following persons have been nominated to serve as directors for the ensuing year.

Richard A. Skeie, 44, has been a Director and President of the Company since February 1990. He was President of its operating subsidiary from its formation through April 1993 and from June 1996 through July 1997. His exposure to computer programming at the University of Iowa and Drake University led him to contract programming in the mid '70s in northern California where he viewed the birth of the retail computer store concept. He returned to Iowa in April 1978, and opened what is now Iowa's oldest computer store, Computer Emporium. Mr. Skeie served as President of that company until 1985. CE Software began as the programming arm of that computer store. In 1985, Mr. Skeie became President of the newly independent CE Software, Inc. He has been a speaker at software industry conferences and was the 1989 president of the Macintosh Special Interest Group Council for the Software Publishers Association.

John S. Kirk, 52, has been Secretary, Treasurer and a Director of the Company since February 1990. He is a 1968 graduate of Drake University, with a B.S. degree in Business Administration. He was employed by Bendix Corporation until 1973 in its corporate offices and as a plant controller, specializing in the establishment of computerized accounting and cost control systems. He was employed as a CPA for Miller & Associates and for KPMG Peat Marwick LLP from 1973 to 1978 when he began his own accounting firm specializing in small business taxation. He became involved in Computer Emporium and CE Software in 1981. Mr. Kirk was a Director of East Des Moines National Bank, Des
Moines, Iowa, until its sale in 1996. He is involved in several family businesses.

Christian F. Gurney, 33, has been Vice President and Director of the Company, and President and Chief Executive Officer of the Company's operating subsidiary, CE Software, Inc., since July 1997. From November 1994 until his promotion in July 1997 he served as Vice President of Product Lines for CE Software, Inc.
Mr. Gurney is responsible for strategic direction and most notably the Company's recent move to make the QuickMail products more Internet centric. He joined CE Software in 1991 as Manager of Technical Support. He later served as Director of Technical Services and then as Executive Director of Product Lines. Prior to joining CE Software, Mr. Gurney was the MIS Manager for Catalog Media Corporation where he managed multi-platform software development, as well as engineering, support and training staff, programs, and strategies. Mr. Gurney also has held programming positions at the University of Wisconsin and has done extensive consulting work in the database programming arena. Mr. Gurney holds a B.A. in Anthropology from the University of Wisconsin.

Sheldon T. Fleck, 47, has been a Director of the Company since its founding in 1988 and was its President until the merger with CE Software, Inc., in February 1990. Mr. Fleck has been President and a Director of Gaming Corporation of America from 1991 until November 1995. From 1990 to June 1992, Mr. Fleck served as President of Anubis II Corp., a blind pool formed by him in 1990 which became Casino America, Inc., in June 1992. Mr. Fleck has been engaged in real estate and other business and corporate finance activities. Mr. Fleck was a practicing attorney from 1977 to 1982. Mr. Fleck is a certified public accountant and previously had been employed by Ernst & Young, as an auditor, and by KPMG Peat Marwick LLP, as a tax specialist. Mr. Fleck received a B.B.A. degree from the University of Iowa with a major in accounting in 1972, a law degree from Drake University School of Law in 1975 and a Master of Law degree specializing in taxation from the New York University School of Law in 1977.

David J. Lundquist, 55, has been a Director of the Company since May 1993. He has been Managing Partner of Lundquist, Schiltz and Associates since January 1996. From 1991 to 1996, Mr. Lundquist was Vice Chairman and Chief Financial Officer of New Heritage Associates, a company engaged in the acquisition and operation of cable television systems. Mr. Lundquist was Executive Vice President - Finance of Heritage Communications, Inc., from 1980 to 1990. Prior to joining Heritage, Mr. Lundquist was the Vice President - Finance for a computer services company in Omaha. Mr. Lundquist is chairman of the board of Da-Lite Screen Company, a manufacturer of movie screens and other meeting-room products. He serves on the board of directors of Genesis Systems Group, Ltd., a growth company in industrial robotics software and hardware systems; the Brenton National Bank of Des Moines;

Opticon Medical, a medical device company; and MARKETLINK, a telemarketing company. Mr. Lundquist attended Harvard University and graduated from the in economics in 1964. He received his M.B.A. degree from Stanford University Graduate School of Business with a concentration in finance in 1966.

Attendance at Board Committee Meetings

During the fiscal year ended September 30, 1997, the Board of Directors held nine meetings. All directors attended at least 75 percent of all meetings of the Board and of their respective Committees.

The Stock Option Committee for the 1990 Plan and the 1992 Plan, currently consisting of Mr. Fleck and Mr. Lundquist, has the authority to administer the Plans for employees. This Committee met four times during fiscal 1997.

The Stock Option Committee for the Nonemployee Directors Plan, currently consisting of Mr. Skeie and Mr. Kirk, has the authority to administer the Plan for nonemployee Directors. This Committee met once during fiscal 1997.

The Audit Committee, consisting of Mr. Kirk, Mr. Fleck and Mr. Lundquist, monitors the Company's financial records, represents the Company in dealings with the Auditing Firm and recommends to the Board the selection of an auditor. The Audit Committee met once during the fiscal year ended September 30, 1997.

The Compensation Committee, consisting of Mr. Kirk, Mr. Fleck and Mr. Lundquist, determines executive compensation. The Compensation Committee met once during the fiscal year ended September 30, 1997.

The Company does not have a nominating committee.

Directors' Fees

The Company pays a $1,500 per month fee to each of its outside directors, Mr. Fleck, and Mr. Lundquist. In addition, a one-time special consulting fee of $1,500 was paid to Mr. Lundquist in November 1996.


DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

Richard A. Skeie, John S. Kirk, Christian F. Gurney, Sheldon T. Fleck, and David
J. Lundquist are all current directors and each has been nominated for re-election. As nominees, each has a brief biography, describing any officer positions held, under the section titled "Nominees for Election as Directors" within this proxy statement. Other executive officers and significant employees not previously disclosed include:

Daniel E. McCann, 39, is the Chief Financial Officer of the Company, and the Secretary, Treasurer, and Chief Financial Officer of its operating subsidiary CE Software, Inc. Mr. McCann joined the Company in September 1994 as Controller and was promoted to his current position in October 1997. Prior to joining CE Software, Inc., he had been with Norwest Mortgage since 1992 as Manager of Financial Reporting and Manager of Treasury Services. Prior to this he spent six years with Commtron Corporation, most recently as Director of Finance. He began his career with Deloitte & Touche in 1982. Mr. McCann received a Bachelor's Degree from the University of Northern Iowa in 1982, his Master's Degree in Business Administration from Drake University in 1993, and received his Certified Public Accountant certificate in 1982.

Donald M. Brown, 38, was a Director of the Company from February 1990 to October 1993, and was Vice President of the Company from February 1990 to May 1997, and has been associated with CE Software since its inception. Mr. Brown is no longer an executive officer but is employed by the Company as a software engineer and is identified here due to his significant contributions to the Company. Mr. Brown has been known as an early creator of adventure games for the Apple II, including the classic "Wonderful World of Eamon" while he was still in college at Drake University. After joining CE Software, he enhanced the game and it became a seven-part adventure series known as "SwordThrust."
Mr. Brown has been programming the Macintosh since its release in 1984. His original product was "Desk Accessory Mover," a shareware predecessor to Apple's Font/DA Mover. Since then, he has written a wide variety of utilities including MockPackage, CalendarMaker, Widgets, LaserStatus, QuicKeys and portions of QuickMail LAN, WebArranger and QuickMail Pro.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the compensation of the Chief Executive Officer of the Company and the two other executive officers of the Company whose total salary and bonus for the year ended September 30, 1997, exceeded $100,000, for services in all capacities to the Company and its subsidiaries during such fiscal year.

                          SUMMARY COMPENSATION TABLE


                                                             Long-
                           Fiscal                            Term
                            Year                            Compen-     All Other
Name and                   Ended                            sation       Compen-
Principal Position        Sept 30,   Salary     Bonus     (1) Options    sation(2)
Richard A. Skeie,          1997      $51,000      $144       6,600        $1,596
CEO, President             1996      $24,000     -----       -----          $749
and Director               1995      $24,000     -----       -----          $749

Christian F. Gurney,       1997     $108,720      $144      40,000        $3,396
President and CFO          1996      $90,336    $9,708       1,000        $3,109
of CE Software, Inc.       1995      $79,670   $11,343       3,000        $2,826

Curtis W. Lack, former     1997     $104,850      $144      15,000        $3,276
Secretary, Treasurer and   1996     $105,188     -----       3,400        $3,282
CFO of CE Software, Inc.   1995     $100,800     -----         600        $2,985



1) On November 14, 1996, the Company awarded each of its employees 20 shares of the Company's Common Stock. The fiscal year 1997 bonuses are the value of the stock at the time of the gift.

2) The Company has in effect a 401(k) profit sharing plan and life insurance plan that covers substantially all of its employees, including executive officers. The profit sharing component of the plan is funded by employer contributions at a uniform percentage of salary as set annually by the Board of Directors. No profit sharing contributions were made during the three-year period ended September 30, 1997. The 401(k) component of the plan allows qualified employees to contribute between 1% and 12% of their compensation. The plan calls for employer matching of contributions as determined by the Board of Directors. Contributions under the plan vest 33 1/3 percent for each year of credited service. The Company also provides life insurance coverage at one times the employee's annual base salary.

STOCK OPTION PLANS

The Company has three stock option plans in place as described below.

1990 Stock Option Plan

Under the Company's 1990 Stock Option Plan (the "1990 Plan"), options to acquire up to 80,000 shares of Common Stock may be granted to employees and employee directors. To the extent that existing options are canceled without exercise, such as at termination of employment, such options become available for grant in the future.

The 1990 Plan is administered by the Stock Option Committee, which may determine whether the particular options are incentive stock options or nonqualified stock options, and may also determine eligible participants and the number of shares subject to each grant of options.

The exercise price of the options is 100 percent of fair market value of the shares on the date of the grant (110 percent for incentive stock options granted to a person holding more than 10 percent of the voting power of the Company's stock). The options are subject to a vesting schedule. One-third of the options become exercisable one year after the date of the grant, and the remainder pro rata over the following 24 months. Options are exercisable for a period of ten years from the grant date (five years in the case of incentive stock options granted to employees who hold more than ten percent of the voting power of the Company's stock). Upon termination of employment, all options that have not yet become exercisable shall be forfeited; vested options may remain exercisable for a specified time period, the length of which is dependent upon the reason for the employment termination. Upon exercise, the exercise price may be paid in cash or in Common Stock of the Company.

1992 Stock Option Plan

Under the Company's 1992 Stock Option Plan (the "1992 Plan"), options to acquire up to 100,000 shares of Common Stock may be granted in the form of nonqualified stock options to employees, including officers and directors who are employees. If any award terminates, expires, or lapses, the related stock shall again become available for grant.

The 1992 Plan is administered by the Stock Option Committee. It has the authority (i) to select employees to whom awards are granted; (ii) to determine the size of awards; (iii) to determine the terms and conditions of such awards in a manner consistent with the 1992 Plan; (iv) to interpret the 1992 Plan and any instrument or agreement entered into under the 1992 Plan; (v) to establish such rules and regulations relating to the administration of the 1992 Plan as it deems appropriate; and (vi) to make all other determinations which may be necessary or advisable for the administration of the 1992 Plan.

The purchase price per share under any option shall be 100 percent of the fair market value of a share of Company stock on the date of grant. The term of each option shall be fixed by the Committee, provided that no option shall have a term extending beyond ten years from the date the option is granted. Options shall be subject to such terms and conditions, and shall be exercisable at such time or times, as determined by the Committee, provided, however, that no option shall become exercisable any earlier than 12 months after the date of grant. Generally, it is expected that options will become exercisable one-third after 12 months, and the remainder pro rata over the following 24 months. Options shall be exercised by payment of the purchase price in cash, in previously acquired shares of Company stock, or in some combination thereof. Upon termination of employment, all options that have not yet become exercisable shall be forfeited; vested options may remain exercisable for a specified time period, the length of which is dependent upon the reason for the employment termination.

Nonemployee Directors Stock Option Plan

Under the Nonemployee Directors Plan, options to acquire up to 20,000 shares of Common Stock may be granted in the form of nonqualified stock options to outside directors. If any award terminates, expires, or lapses, the related stock shall again become available for grant.

The Nonemployee Directors Plan provides for the automatic grant of nonqualified stock options to outside directors each year on the date of the annual meeting of stockholders. Any nonemployee Director initially elected to the Board by the stockholders shall on that date receive options to purchase 2,400 shares of Common Stock. Any nonemployee Director reelected to the Board by the Stockholders shall on that date receive options to purchase 500 shares of Common Stock. Persons appointed by the remainder of the Board to fill a vacancy on the Board will not receive such options until such time as they are elected or reelected by the stockholders.

The Nonemployee Directors Plan Committee has the authority, subject to the nondiscretionary features of the Plan, (i) to interpret the Plan and any instrument or agreement entered into under the Plan; (ii) to establish such rules and regulations relating to the administration of the Plan as it deems appropriate; and (iii) to make all other determinations which may be necessary or advisable for the administration of the Plan.

The purchase price per share under any option shall be 100 percent of the fair market value of a share of Company stock on the date of grant. The term of each option shall be ten years from the date the option is granted. No option shall become exercisable any earlier than 12 months after the date of grant. Options will become exercisable one-third after 12 months, and the remainder pro rata over the following 24 months. Options shall be exercised by payment of the purchase price in cash, in previously acquired shares of Company stock, or in some combination thereof. Upon termination of a director's term of office, all options that have not yet become exercisable shall be forfeited; vested options may remain exercisable for a specified time period, the length of which is dependent upon the reason for the termination of the director's term.

Common Elements of the Plans

Nontransferrable

No award or shares subject to an award may be assigned, transferred, pledged, or otherwise encumbered by a participant, other than by will or by the laws of descent and distribution, or pursuant to a qualified domestic relations order. Each award may be exercised during the participant's lifetime only by the participant.

Change in Control

In order to protect all of the participants' rights in the event of a Change in Control (as defined below) of the Company, the options granted under the plans provide for the immediate vesting of all outstanding options upon such event.

A Change in Control of the Company shall be deemed to have occurred if any one or more of the following conditions are fulfilled: (i) any person or entity acquires 50 percent or more of the voting securities of the Company; (ii) during any fiscal year, a majority of the members of the Board of Directors are replaced; or (iii) the stockholders approve a plan of complete liquidation, an agreement for sale or disposition of substantially all of the Company's assets, or a materially dilutive merger or consolidation of the Company. However, in no event shall a Change in Control be deemed to occur, with respect to a participant, if that participant is a material equity participant of the purchasing group that consummates a Change in Control.

Non-dilution

In the event of a change in the corporate structure that affects the shares (e.g., a merger, re-capitalization, stock split, stock dividend, etc.), the Committee shall make adjustments to the number of shares available to the Plans and to the number and/or price of outstanding awards to prevent dilution or enlargement of rights. This Non-dilution provision was exercised on June 30, 1997, to take into consideration the impact of the one for five reverse stock split executed on that date. All stock option numbers and prices within this proxy statement have accordingly been retroactively restated.

______________________________________________________________________________

At December 31, 1997, options to purchase an aggregate of 138,699 shares were held by 51 persons, at exercise prices of from $2.44 to $46.25 per share.

The following table provides certain information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended September 30, 1997, to the persons named in the Summary Compensation Table:

                    Options Granted in Last Fiscal Year
                            Individual Grants

                                      % of Total
                                     Options Granted
                       Options        to Employees     Base Price      Expiration
    Name               Granted       in Fiscal Year     Per Share         Date

Richard A. Skeie    (1)   2,000         1.1%            $7.19           11/2006
                          4,600         2.6%            $5.00           03/2007

Christian F. Gurney       3,000         1.7%            $7.19           11/2006
                         12,000         6.6%            $5.00           03/2007
                         25,000        13.8%            $2.44           07/2007

Curtis W. Lack      (1)   1,000         0.6%            $7.19           11/2006
                    (1)  14,000         7.7%            $5.00           03/2007


(1) These options were issued in fiscal 1997, but were subsequently canceled.

The following table provides certain information concerning exercises of options to purchase the Company's Common Stock in the fiscal year ended
September 30, 1997, and unexercised options held as of September 30, 1997, by the persons named in the Summary Compensation Table:

               Aggregate Option Exercises In Last Fiscal Year (1)
                       and Fiscal Year-End Option Values

                                                          Value of Unexercised
                       Number of Unexercised                 In the Money
                        Options at 9/30/97                 Options at 9/30/97
Name                Exercisable    Unexercisable      Exercisable   Unexercisable

Richard A. Skeie         0             4,600                0              0
Christian F. Gurney     361           39,639                0              0
Curtis W. Lack          361           14,639                0              0


(1)     There were no options exercised during fiscal 1997.

APPROVAL OF STOCK PURCHASE AGREEMENT WITH CHRISTIAN F. GURNEY

The terms of the Company's listing agreement with the National Association of Securities Dealers Automated Quotation National Market System (NASDAQ/NMS) require that an arrangement whereby an officer or director may purchase stock from the Company must be approved by the stockholders, except for warrants or rights generally available to all stockholders, or pursuant to broadly based plans including other employees. This approval provision generally does not apply to a person not previously employed by the Company when the arrangement is an essential inducement to the individual's entering into the employment relationship, or when the number of securities at issue does not exceed the lessor of one percent of the shares outstanding, or 25,000 shares.

Christian F. Gurney was hired by CE Software, Inc. in 1991 as Manager of Technical Support and was subsequently promoted to Director of Technical Services and then Executive Director of Product Lines and then Vice President of Product Lines. In July 1997, Mr. Gurney was named President of CE Software, Inc. As part of the negotiations for Mr. Gurney's employment agreement as President, the Company agreed to sell Mr. Gurney, subject to stockholders' approval, 20,500 shares of restricted stock at a price of $2.4375 per share, which was the closing market price at the time. Mr. Gurney has paid in cash the par value of the shares, $.10 per share, and has signed a nonrecourse promissory note for the remaining price of the stock, $49,968.75. The note is due upon demand, and interest is payable quarterly. In addition, 60% of any cash dividends or other cash distributions paid on the shares, is to be applied to the note balance. The shares have been issued and are held by the Company until the note is paid in full.

The employment agreement also calls for a base salary of $150,000 per year, reviewable annually, and the grant of options pursuant to existing Employee Stock Option Plans to purchase 25,000 shares of Common Stock of the Company at $2.4375, the market price at the date the options were granted.

The agreement was entered into consistent with the philosophy of the Board of Directors encouraging significant stock ownership by senior executives to create additional personal incentives for good performance.

The sale of restricted stock was made specifically subject to shareholder approval, which requires the vote of a majority of the shares represented at the meeting. Should the arrangement not be approved by the stockholders, the Company would repurchase the stock at cost.

Vote Required and Board of Directors' Recommendation

The affirmative vote of a majority of the votes present or represented by proxy and notified to vote at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of the executive's stock purchase agreement. Abstentions and broker nonvotes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative note. Broker nonvotes, on the other hand, will have no effect on the outcome of the vote.

The Board of Directors believes that the executive's stock purchase agreement, and the issuance of shares thereunder, is in the best interest of the Company and the Stockholders for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE 'FOR' THE APPROVAL OF THE PROPOSAL TO ADOPT THE EXECUTIVE'S STOCK PURCHASE AGREEMENT.

INDEPENDENT PUBLIC ACCOUTANTS

The stockholders are not being asked to approve the selection of the Company's independent public accountants for fiscal 1998, only because such approval is no longer required. The selection will be made by the Audit Committee of the Board of Directors, who at this time do not foresee a reason to change.

The audit of the Company for the year ended September 30, 1997, was conducted by KPMG Peat Marwick LLP. A representative from such firm is expected to be present at the meeting to answer appropriate questions, but does not intend to make a statement.


MANNER IN WHICH PROXIES WILL BE VOTED

The Company proposes to vote the proxies for the election of each of the above named five nominees to the Board, each to hold office until the next annual meeting and until his successor is elected and has qualified. In the event that any nominee is not available to serve as a director at the time of the election (which the Company has no reason to anticipate), proxies may be voted for such substitute nominees as the Company may propose.

The Company proposes to vote "for" approval of the stock purchase agreement with Christian F. Gurney.

The Board knows of no other matter to be presented at the meeting. However, if any other matter properly comes before the meeting, the persons named in the proxy form enclosed will vote in accordance with their judgment upon such matters. Stockholders who do not expect to attend in person are urged to execute and return the enclosed proxy card promptly.

PROPOSALS OF STOCKHOLDERS

The Company's next Annual Meeting is expected to be held during the second quarter (January, February, March) of fiscal 1999 at a time and date to be determined by the Board of Directors. Proposals of stockholders to be presented at that meeting must be received at the Company's executive offices no later than September 30, 1998, for inclusion in the proxy statement.

GENERAL

The Company will provide to any stockholder, without charge, upon written request to the Secretary of the Company, a copy of the Company's annual report on Form 10-KSB for fiscal year 1997, without exhibits.


               John S. Kirk
               Secretary
               West Des Moines, Iowa
               January 8, 1998